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                                                                     Exhibit 1.1

                       [LETTERHEAD OF TRIDENT SECURITIES]

March 6, 2001

Board of Directors
Globe Homestead Federal Savings Association
4051 Veterans Boulevard
Metairie, LA  70002

RE: Conversion Stock Marketing Services

Dear Board of Directors:

This letter sets forth the terms of the proposed engagement between Trident Securities, a division of McDonald Investments, Inc., ("Trident") and Globe Homestead Federal Savings Association, Metairie, Louisiana, together with its successors and assigns, (the "Association") concerning our investment banking and marketing services in connection with the conversion of the Association from a mutual to a capital stock form of organization.

Trident is prepared to assist the Association in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Association's Plan of Conversion. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Association to be executed on the date the offering circular/prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Association's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Association.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Association in the sale of its common stock during the subscription offering and community offering. Additionally, Trident may enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Association will determine the selected dealers to assist the Association during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Association as Trident deems necessary and appropriate. The Association will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For its services hereunder, Trident will receive the following compensation and reimbursement from the Association:

         1. A fee in the amount $75,000 for its financial advisory and marketing assistance, and its expense reimbursement. The Association will forward to Trident a check in the amount of $15,000 as an advance payment, which shall be credited against the amount due Trident Securities at closing.

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Board of Directors
March 6, 2001
Page 2

         2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Association to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

         3. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Association and Trident.

It further is understood that the Association will pay all other expenses of the conversion including but not limited to its attorneys' fees, NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Association warrants that: (a) the Association has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Association and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Association has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Association has no financial or management consulting contracts outstanding with any other person;
(e) the Association has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Association stock; and
(f) there has been no intermediary between Trident and the Association in connection with the public offering of the Association's shares, and no person is being compensated in any manner for providing such service.

The Association agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under securities laws or under the common law, that arise out of or are based upon the reorganization or the engagement hereunder of Trident except to the extent such losses are the result of the gross negligence or willful misconduct of Trident. If the foregoing indemnification is unavailable for any reason, the Association agrees to contribute to such Losses in the proportion that its financial interest in the reorganization bears to that of the indemnified parties. If the agreement is entered into with respect the common stock to be issued in the reorganization, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Association and Trident.



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Board of Directors
March 6, 2001
Page 3

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (1) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Association agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Association shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Association, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Association or no market conditions which might render the sale of the shares by the Association hereby contemplated inadvisable.

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter along with the advance payment of $15,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                         Yours very truly,

                                         TRIDENT SECURITIES
                                         A Division of McDonald Investments Inc.


                                         By:  /s/ CHARLES E. SLOANE
                                              ----------------------------------
                                              Charles E. Sloane
                                              Managing Director

Agreed and accepted to this 6th day
of March, 2001


GLOBE HOMESTEAD
FEDERAL SAVINGS ASSOCIATION


By:   /s/ THOMAS J. EXNICIOS
      -------------------------
      Thomas J. Exnicios
      President and CEO